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                              THE VANGUARD GROUP(R)

                                VANGUARD(R) FUNDS
                              PROSPECTUS SUPPLEMENT

IMPORTANT INFORMATION ABOUT FUND MINIMUMS FOR NEW ACCOUNTS
Effective immediately, $3,000 is required to open and maintain new IRAs (excluding SEP--IRAs) and custodial accounts for minors. This new account minimum applies to IRAs and custodial fund accounts for minors opened on or after November 1, 2005. IRAs and custodial fund accounts for minors that were opened prior to November 1, 2005, are not subject to the new $3,000 account minimum.
     The $3,000 investment minimum for opening and maintaining regular fund accounts remains unchanged.
     Vanguard reserves the right, without prior notice, to increase or decrease the minimum amount required to open or maintain an account, or to add to an existing account.

























(C)2005 The Vanguard Group, Inc.  All rights reserved.             PSMINS112005
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